Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-116633 and 333-118433), Form S-3 (No. 333-134124 and 333-147736) and Form S-3A (No. 333-147736) of DRI Corporation of our report dated March 31, 2008 relating to the financial statements, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
March 31, 2009